SUB-ACCOUNTING AGREEMENT

                                DAILY INCOME FUND
                                  (THE "FUND")

     This agreement (the "Agreement") is made as of July 8, 2008, between Reich & Tang Services, Inc. ("Reich & Tang") and the Daily Income Fund with respect to the Fund's Advantage Primary Liquidity Fund, Advantage Government Liquidity Fund and Advantage Municipal Liquidity Fund Shares (collectively, the "Advantage Shares") and the money market Xpress Fund Shares (the "Xpress Shares").

     WHEREAS, the Fund is an open-end registered investment company;

     WHEREAS, Reich & Tang is the transfer agent for the Fund;

     WHEREAS, Reich & Tang has since November 1, 2006 with respect to the Advantage Primary Liquidity Fund Shares, November 2, 2006 with respect to the Advantage Government Liquidity Fund and Advantage Municipal Liquidity Fund Shares, and June 19, 2007 with respect to the money market Xpress Fund Shares provided certain sub-accounting services for the Advantage and Xpress Shares of the Fund; and

     WHEREAS, Reich & Tang agrees to continue to provide or cause others to provide these services for the Advantage and Xpress Shares of the Fund, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties hereby agree as follows:

1.   SERVICES.

     (a) Reich & Tang hereby agrees to perform certain sub-accounting services for the Fund's Advantage and Xpress Shares including, but not limited to, the following:

          A. Aggregate and process orders for the purchase, exchange, and/or redemption of shares.

          B. Provide beneficial owners with statements showing their positions in the Fund.

          C.   Process dividend payments.

          D. Make changes to shareholder records, including, but not limited to, addressing changes in dividend plans (E.G., automatic investment, dividend reinvestment).
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          E.   Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Fund.

          F. Forward shareholder communications, such as proxies, shareholder reports, dividend and tax monies and updating prospectuses to beneficial owners.

     The parties agree and acknowledge that the services to be performed under this Agreement are non-distribution services and are not intended to be performed nor will they be performed in order to result in the sale of Fund shares, nor are such services intended to be covered by the term "service fee" as defined in the FINRA Conduct Rules.

     (b) Each party acknowledges that Reich & Tang may in its sole discretion, from time to time, employ, appoint, subcontract with or otherwise associate itself, entirely at its expense, such persons as Reich & Tang believes to be particularly fitted to perform, or assist in its performance of, its duties under this Agreement, including financial intermediaries whose customers are the beneficial owners of Advantage or Xpress Shares of the Fund; provided, however, that such actions will not relieve Reich & Tang of any of its obligations or liabilities hereunder.

2. FEES. For providing the services set forth in this Agreement, the Fund will pay Reich & Tang a sub-accounting fee of up to 0.10% per annum of the average daily net assets of the Fund's Advantage and Xpress Shares. This fee will be accrued by the Fund daily, and will be payable monthly.

3. REPRESENTATIONS OF REICH & TANG. Reich & Tang represents and warrants to the Fund that:

          A. Reich & Tang is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement, and to perform its obligations hereunder; and

          B.   This Agreement has been duly authorized, executed and delivered by Reich & Tang, constitutes a valid and legally binding obligation of Reich & Tang, enforceable in accordance with its terms, and there is no statute, regulation, rule, order or judgment binding on it, and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property, which would prohibit its execution or performance of this Agreement;
               and
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          C.   It has and will continue to take commercially reasonable steps to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4. REPRESENTATIONS OF THE FUND. The Fund represents and warrants to Reich & Tang that:

          A. The Fund is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement, and to perform its obligations hereunder; and

          B. This Agreement has been duly authorized, executed and delivered by the Fund, approved by a resolution of its board, constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, and there is no statute, regulation, rule, order or judgment binding on it, and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property, which would prohibit its execution or performance of this Agreement.

5. CONFIDENTIALITY. Except as otherwise provided under this Agreement, all notifications, reports, books, records, data and other information supplied by one party to the other in connection with this Agreement shall remain the property of the party supplying such information and, except as otherwise provided hereunder, shall be kept confidential by the other party; provided, however, that copies of any such information may be retained by a party to the extent required by applicable law, court order, or the reasonable internal polices of a party.

6. LIABILITY AND INDEMNIFICATION. Reich & Tang shall be under no liability to the Fund except for any obligations expressly assumed by Reich & Tang hereunder. The parties (as the case may be, each an "Indemnifying Party") agree to and will indemnify and hold the others (in each case, the "Indemnified Party") harmless from and against any and all direct and indirect claims, damages, losses, liabilities, or expenses (including without limitation reasonable attorneys' fees) resulting from (a) any breach by the Indemnifying Party of any representation, warranty or agreement contained in this Agreement, or (b) the willful misconduct or negligence, as measured by industry

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     standards, of the Indemnifying Party, its officers, employees or agents, in the performance of, or failure to perform, its obligations under this Agreement, PROVIDED, HOWEVER, that the Indemnifying Party will not be liable for indemnification hereunder to the extent that any claim, damage, loss, liability, or expense results from a breach of this Agreement by an Indemnified Party or the willful misconduct or negligence, as measured by industry standards, of an Indemnified Party, its officers, employees or agents. The provisions of this paragraph 6 shall survive termination of this Agreement.

7. INDEPENDENT CONTRACTOR. The parties agree that neither party is acting in the capacity of an agent for the other under this Agreement. This relationship is that of an independent contractor, and the parties shall not be deemed to be partners or joint venturers. Neither party shall have the authority to make representations, commitments, or contracts on behalf of the other and neither party will hold itself out as possessing such authority. Neither party will make, publish or distribute any advertisement or marketing material utilizing the name, trademarks, logos, service marks, trade names or abbreviations of the other without such party's written consent.

8. NOTICES. All notices required by this Agreement shall be in writing and delivered personally or sent by first class mail unless otherwise agreed. All such notices and other communications shall be made:

            if to Reich & Tang:

                                      Reich & Tang Services, Inc.
                                      600 Fifth Avenue
                                      New York, NY 10020
                                      Attn: Christopher Brancazio

            if to Fund:

                                      Daily Income Fund
                                      600 Fifth Avenue
                                      New York, NY 10020
                                      Attn: Christine Manna

                                      cc: Paul, Hastings Janofsky & Walker LLP
                                          Park Avenue Tower
                                          75 E. 55th Street
                                          New York, New York  10022
                                          Attn: Michael Rosella, Esq.

9. NONEXCLUSIVITY. Each party acknowledges that the other may enter into agreements similar to this Agreement with other parties for the performance of services similar to those to be provided under this Agreement, unless otherwise agreed to in writing by the parties.

10. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties as to the subject matter hereof, and supersedes, as of the date hereof, any and all agreements, representations and warranties, written or oral, regarding such subject matter made prior to the time at which this Agreement has been executed and delivered by Reich & Tang and the Fund.
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11.  NO WAIVER. The failure of either party to insist upon exercising any right under this Agreement shall not to any extent preclude such party from asserting or relying upon such right in any other instance.

12. AMENDMENT. This Agreement may be amended only by a writing executed by each party hereto that is to be bound by such amendment.

13. GOVERNING LAW. This Agreement shall be governed by and interpreted under the laws of the State of New York.

14. TERMINATION. This Agreement may be terminated at any time by either party hereto upon sixty (60) days' prior written notice to the other party hereto; provided, however, that this Agreement will terminate automatically in the event Reich & Tang is no longer the transfer agent of the Fund.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

REICH & TANG SERVICES, INC.                 DAILY INCOME FUND
By: /s/ Richard DeSanctis                   By:/s/ Christine Manna
   ------------------------                    ---------------------
Name:  Richard DeSanctis                    Name:  Christine Manna
Title: Executive Vice President and         Title:    Secretary
       Chief Operations Officer